UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25
                                                              SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING             333-67174


                                                               CUSIP NUMBER
                                                                62427Q 107

(Check One): [ ] Form 10-K  [ ] Form 11-K  [X] Form 10-QSB [ ] Form N-SAR

For Period Ended:  March 31, 2005

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
    For the Transition Period Ended: __________________

_____________________________________________________________________________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
_____________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________________

PART I - REGISTRANT INFORMATION

MOUNTAIN STATES HOLDINGS, INC.
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Full Name of Registrant


7435 East Peakview Avenue
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Address of Principal Executive Office (Street and Number)


Englewood, Colorado  80111
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) the reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule
      12b-25 has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Form 10-QSB for the quarter ended March 31, 2005 could not be filed within the prescribed period due to complications in compiling the required information.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


           Jon D. Sawyer                     (303)        893-2300
     ------------------------            -----------  ------------------
             (Name)                      (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no,
identify report(s). [ X ]Yes   [  ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?   [  ]Yes   [ X ]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
_____________________________________________________________________________

                        MOUNTAIN STATES HOLDINGS, INC.
               -------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  May 16, 2005             By:/s/ Mark E. Massa
                                   ----------------------------------------
                                   Mark E. Massa, President














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